ANNUAL STATEMENT OF COMPLIANCE

of

PNC BANK, NATIONAL ASSOCIATION

d/b/a MIDLAND LOAN SERVICES

Pursuant to the requirements of the applicable Servicing Agreement for the transactions listed on Schedule I hereto, the undersigned, Steven W. Smith, as Executive Vice President of Midland Loan Services, a division of PNC Bank, National Association, hereby certifies, subject to any limitations listed on Schedule I hereto, as of the date hereof, solely in his capacity as an officer and not in his individual capacity, as follows:

1.	A review of the Servicer’s activities during the calendar year 2014 (the “Reporting Period”) and of its performance under the Agreement has been made under the undersigned officer’s supervision; and
2.	To the best of the undersigned officer’s knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Agreement in all material respects throughout the Reporting Period.

Dated: March 1, 2015

PNC Bank, National Association
d/b/a Midland Loan Services

Steven W. Smith

Executive Vice President

UBS Commercial Mortgage Securitization Corp.

Recipient Role	Deal Name	Series Number	Midland Role
Depositor	UBS-Barclays Commercial Mortgage Trust	Series 2013-C5	Master and Special Servicer
Depositor	UBS-Barclays Commercial Mortgage Trust	Series 2012-C4
Master Servicer of the 1000 Harbor loan under the UBSB 2012-C3 PSA
Depositor	UBS-Barclays Commercial Mortgage Trust	Series 2012-C3	Master Servicer